Exhibit 10.5

SERVICES AGREEMENT

This services agreement (“Agreement”) is entered into as of January 1, 2010 by and between Clear Skies Solar, Inc. (“CSS”) and Carbon 612 Corporation (“C612”), both Delaware corporations and both with offices at Suite 610, 200 Old Country Road, Mineola, NY 11501.

RECITALS

A.

CSS is now the majority stockholder of C612;

B.

C612 has in the past and wishes to continue to utilize the offices of CSS and other office related services;

C.

C612 wishes to receive the benefit of certain employees of CSS; and

D.

The parties agree that CSS is entitled to fair compensation for the services it is providing to C612.

Now, therefore, in consideration for the above the parties hereto mutually agree as follows:

1.

C612 is granted the right to occupy the portion of the offices of CSS as it now occupies, namely approximately 500 square feet, and the use of the conference and reception areas on an as needed/as available basis, and other office building amenities.  C612 agrees that this arrangement is at all times subject and subordinate to CSS’s lease for the entire office space that includes the portion occupied by C612.

2.

C612 shall also have the right to use the telecommunications (voice and data) systems, computers, printers, copier, fax and scanner maintained by CSS, and to obtain all reasonably needed office supplies and reception support from CSS at no additional charge.

3.

CSS shall (a) maintain all financial records of C612, (b) prepare periodic financial reports including any required filings with the Securities and Exchange Commission, (c) deposit any revenue of C612 into the C612 bank account, (d) pay C612 expenses from C612 funds, (e) assist the auditor selected by C612 in auditing C612’s financial statements and preparing its tax returns, (f) include C612 on its general insurance policies so long as it is proper for it to do so, and (g) the officers of C612 who are also officers of CSS shall perform such services are may be required by C612 in their capacity as corporate officers of C612.

4.

As consideration for the services mentioned in sections 1-3 above C612 will pay the sum of $2,500.00 per month to CSS no less frequently that quarterly, or monthly if CSS so requests.

5.

C612 requests that so long as CSS is the majority stockholder C612 that CSS treat persons designated by C612 as employees of CSS and C612 will reimburse CSS its actual costs related thereto, including all fringe benefits, based on the time each employee devotes to C612 as compared to CSS.  As of the date of this Agreement the persons so designated are Robert Dockweiler and Steven Moonitz.

6.

This Agreement may be terminated by either party at any time on not less than thirty days advance written notice hand delivered to an officer of the non-terminating party.

Now, therefore, the parties have caused this Agreement to be signed by their duly authorized representatives.

Clear Skies Solar, Inc.

Carbon 612 Corporation

By: /s/ Ezra Green

By: /s/ Thomas Oliveri

     Ezra Green, CEO

      Thomas Oliveri, Vice President